Exhibit 99.1
DENBURY PROVIDES OPERATIONAL UPDATE
Sets date for first quarter earnings release and conference call

PLANO, TX – April 16, 2012 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced preliminary first quarter 2012 production and realized oil prices, which management will discuss in today’s presentation at the Independent Petroleum Association of America’s Oil & Gas Investment Symposium in New York.  The full presentation, which includes detailed information on Denbury’s estimated first quarter 2012 production, will be available starting today on the Company’s website at www.denbury.com.  Denbury’s preliminary average first quarter 2012 production is estimated to be 71,532 barrels of oil equivalent per day (“BOE/d”), an 8% increase from the fourth quarter of 2011 levels after adjusting both periods for the 2012 property sales detailed below, with 93% of this production being oil.

First quarter production estimates include 33,257 barrels per day (“Bbls/d”) of tertiary oil production, a 7% increase from that in the fourth quarter of 2011, and 15,114 BOE/d of Bakken production, a 29% increase from fourth quarter of 2011 levels. Sequential growth in tertiary oil production was primarily driven by new tertiary floods at the Oyster Bayou and Hastings fields, and a sooner than anticipated production response at Tinsley Field.  By field, tertiary oil production estimates for the first quarter of 2012 are 877 Bbls/d at Oyster Bayou, 618 Bbls/d at Hastings and 7,297 Bbls/d at Tinsley.  Bakken production growth was the result of the Company’s drilling program and favorable winter operating conditions in that area.  Updated information on individual Bakken well performance is provided in today’s presentation.

Included in the preliminary first quarter 2012 production volumes are 1,759 BOE/d from non-core assets Denbury has divested to date in 2012.  Excluding the contribution from these non-core assets, first quarter 2012 production would have been 2% lower at 69,773 BOE/d.  As a result of these non-core asset sales, Denbury has revised its estimate of 2012 production by 2% to 68,625-to-73,625 BOE/d from 70,250-to-75,250 BOE/d.

Denbury also announced that its preliminary average realized oil price, excluding derivative settlements, was $102.52 per barrel in the first quarter of 2012, down slightly from $103.08 per barrel in the fourth quarter of 2011. First quarter 2012 realized oil prices were $0.37 per barrel less than the average NYMEX oil price in the quarter, down from the $9.14 premium to NYMEX realized in the fourth quarter of 2011. The decrease in the differential was the result of a decline in the Light Louisiana Sweet index premium and a lower price received for Bakken oil production due to wider than normal NYMEX differentials.  Including derivative settlements, Denbury’s preliminary average realized oil price was $101.16 per barrel in the first quarter of 2012, down from $102.86 per barrel in the fourth quarter of 2011.

Phil Rykhoek, Denbury’s President and CEO, said, "Our production is off to a strong start in 2012, with a 7% sequential quarterly production increase in our tertiary operations.  Our two new floods at the Hastings and Oyster Bayou fields are starting off well, contributing a combined 1,477 Bbls/d to our sequential tertiary production growth.  Also, production from Tinsley Field responded favorably to the resumption of full CO2 injections at the field, increasing 15% on a sequential quarterly basis.  While tertiary production at Heidelberg Field decreased slightly sequentially, we are beginning to see positive signs there related to the conformance work performed in the second half of 2011 and expect continuing positive results later this year.  We continue to see production growth from our drilling activities in the Bakken as production increased 29% sequentially.  We are currently keeping our previous estimates of 2012 production unchanged, other than adjusting for asset sales, but are increasingly optimistic about our 2012 production outlook.  With our favorable first quarter production results and completion of our planned assets sales at attractive prices, we remain well positioned to execute our oil-focused growth strategy.”

First Quarter 2012 Earnings Conference Call

Denbury has scheduled its first quarter 2012 results conference call for Thursday, May 3, 2012 at 10:00 A.M. (Central).  Interested parties are invited to listen to a live broadcast of the conference call that will be accessible through the Company’s website at www.denbury.com.  Presenting on the call will be Phil Rykhoek, President and Chief Executive Officer, Mark Allen, Senior Vice President and Chief Financial Officer, Craig McPherson, Senior Vice President - Production Operations, and Bob Cornelius, Senior Vice President - CO2 Operations.

Denbury Resources Inc. is a growing independent oil and natural gas company.  The Company is the largest combined oil and natural gas operator in both Mississippi and Montana, owns the largest reserves of CO2used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rockies and Gulf Coast regions.  The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary oil recovery operations.  For more information about Denbury, please visit www.denbury.com.

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In this press release Denbury provides certain preliminary unaudited production and realized price estimates for the first quarter of 2012. Denbury has prepared the summary preliminary data in this release based on the most current information available to management. Its normal closing and financial reporting processes with respect to the preliminary production and realized price data have not been fully completed. As a result, its actual production and realized prices could be different from the preliminary data presented herein, and any differences could be material.

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties, including preliminary estimates of first quarter 2012 production and realized oil prices, 2012 production estimates, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972-673-2000
Mark Allen, Sr. VP and CFO, 972-673-2000
Jack Collins, Executive Director, Investor Relations, 972-673-2028